First Data Corp. Underwriting Syndicate Members

Lehman Brothers Inc.
Citi
Credit Suisse
Deutsche Bank Securities
HSBC Securities (USA) Inc.
Goldman Sachs & Co.
Merrill Lynch & Co., Inc.